EXHIBIT 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Sydney Barrett, Investor Relations

(617) 250-6012

FOR IMMEDIATE RELEASE

April 6, 2005

EPIX INITIATES PHASE II CLINICAL TRIAL OF EP-2104R

FOR BLOOD CLOT DETECTION USING MRI

Cambridge, Mass. April 6, 2005 — EPIX Pharmaceuticals, Inc. (NASDAQ:  EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced the initiation of a Phase II proof-of-concept trial for EP-2104R, EPIX’ injectable magnetic resonance imaging (MRI) agent designed to detect blood clots throughout the body.  In a Phase I trial completed late last year, EP-2104R was well-tolerated by healthy subjects at all doses tested.

The Phase II proof-of-concept program is being conducted at multiple clinical sites worldwide to further test safety and test preliminary efficacy of EP-2104R for the evaluation of blood clots in patients presenting with strong suspicion of clots from thrombo-embolic disease.  Blood clots are implicated in a variety of serious clinical conditions, including stroke, transient ischemic attack (TIA), deep vein thrombosis (DVT), pulmonary embolism (PE), atrial fibrillation and myocardial infarction.  EP-2104R-enhanced magnetic resonance imaging will be compared to other diagnostic imaging tests for determination of the location and size of blood clots.  Approximately 40 patients are expected to be enrolled in the trial.

“The initiation of this Phase II study represents a major milestone for our company,” said Michael D. Webb, Chief Executive Officer of EPIX.  “Our aim in this study is to develop techniques for imaging patients using EP-2104R and MRI, as well as to assess the feasibility of imaging clots in multiple regions of the body in one scanning session.  Like MS-325, our lead development compound, EP-2104R was discovered in EPIX research laboratories.”

Susan Yeon, MD, JD, a cardiologist at Beth Israel Deaconess Medical Center and Assistant Professor at Harvard Medical School commented “We are very excited that the Phase II trials are underway.  Today we choose from a variety of diagnostic methods to detect blood clots, depending on the suspected location of the clot.  Some of the methods now used for diagnosis are quite invasive.  In addition, we sometimes lack confidence in the results we are currently able to obtain.  EP-2104R has the potential to assist us in this very important area of medicine.”

EPIX is collaborating with Schering AG, Germany, (NYSE: SHR, FSE: SCH) in the development of EP-2104R.

About EPIX

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease.  The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes.  The Company’s lead product candidate, MS-325, is the first imaging pharmaceutical specifically designed for MRA.  In January 2005, EPIX received an approvable letter from the FDA for the Company’s New Drug Application (NDA) for MS-325 requesting additional clinical studies.  The Company is working with the FDA to define the path forward for MS-325 in the United States.  Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for MS-325.  Schering AG submitted MS-325 for marketing approval in the European Union and that application was accepted for filing in June 2004.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to our discussions with the FDA to define the regulatory path forward for MS-325, the value of MS-325 for the diagnosis and management of vascular disease, and the timing for initiation of Phase II clinical trials of EP-2104R.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our ability to obtain necessary regulatory approvals for our products in a timely manner,  our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.